EXHIBIT 10.33

Hythiam, Inc.
11150 Santa Monica Blvd. #1500
Los Angeles, CA  90025

August 19, 2010

Peter L. Donato

Dear Mr. Donato:

I am pleased to confirm, subject to your signature below, our offer to you for the position of Chief Financial Officer at Hythiam, Inc. (“Hythiam” or the “Company”) commencing on August 25, 2010 (Commencement Date). This is a full-time, exempt position reporting to the President and Chief Operating Officer.

Your salary will be initially set at $8,461.54 bi-weekly ($220,000.00 per year) with eligibility for discretionary annual bonuses of up to 40% of your salary based on your performance and the operational and financial performance of the Company. In addition, you will initially be granted options to purchase 400,000 shares of Employer’s common stock under the Hythiam, Inc. Stock Incentive Agreement (the “Plan”). Such shares will vest over three years from date of grant with one-third (1/3) vesting one year from the date of grant, and the remainder vesting monthly thereafter according to the Plan’s provisions. Your compensation is subject to annual review for adjustment based on, among other things, your performance and the Company’s progress toward milestones and profitability. All compensation will be paid in accordance with the Company’s usual payroll practices, and is subject to required tax and other withholding as required by law.

The Company will provide you with medical, dental, vision, life, short-term and long-term disability insurance and flexible spending accounts (subject to certain co-payments by you). In addition, the Company provides you the opportunity to participate in a 401(k) plan after two calendar months of service and you will have the ability to participate in the employee stock purchase plan when eligible. You will receive four weeks paid time off, consistent with Company policies.

You agree to sign and be bound by the Company’s Employee Innovation, Proprietary Information and Confidentiality Agreement (copy attached) at the commencement of your employment. You also acknowledge that in the unlikely event any controversy should arise out of or concerning your employment at the Company, that this controversy or dispute will be resolved by final and binding arbitration as outlined in the Employee Handbook.

Notwithstanding any other term set forth in this agreement, we agree that your employment may be terminated at any time with or without cause by either of us and that your employment is on an “at will” basis. Your acceptance of this offer represents the final, complete agreement between you and Hythiam, Inc. It supersedes all prior oral and written agreements and discussions between you and Hythiam, Inc.

No officer, employee or other representative of the Company has the authority to modify or waive the matters set forth herein except the CEO, or COO who must do so in writing. This offer is contingent upon satisfactory completion of the Company’s standard background investigation and pre-employment drug and alcohol screen. I am delighted to be able to confirm to you your terms of employment. If you have any questions please feel free to discuss them with me. If the above terms are acceptable, please sign this letter as agreed and accepted and return to me.

Sincerely,

/s/ THOMAS ABT	August 19, 2010
Director of Recruitment	Date

/s/ RICHARD A. ANDERSON	August 25, 2010
President and Chief Operating Officer	Date

AGREED AND ACCEPTED:

/s/ PETER L. DONATO	August 19, 2010
Peter L. Donato	Date